ANNUAL REPORT
Chevy Chase Home Loan Trust 1996-1
$ 153,521,000 7.15% Asset Backed Certificates
For the Year Ended December 31, 2001




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2001           0     276,965      62,961    1.58%    3,693,938    7.74%
 Feb-2001   2,984,832     276,965      55,039    1.42%    3,571,262    7.67%
 Mar-2001           0     259,180     105,469    2.66%    3,375,537    7.09%
 Apr-2001           0     259,180      47,290    1.24%    2,743,213    5.99%
 May-2001   3,696,251     259,180     116,454    3.15%    2,698,226    6.09%
 Jun-2001           0     237,157      43,452    1.23%    3,112,188    7.32%
 Jul-2001           0     237,157      34,379    1.00%    3,172,365    7.71%
 Aug-2001   3,718,298     237,157     119,355    3.61%    2,879,853    7.26%
 Sep-2001           0     215,002      18,457    0.58%    2,849,760    7.48%
 Oct-2001           0     215,002     109,558    3.58%    3,054,910    8.31%
 Nov-2001   3,312,592     215,002      15,658    0.53%    3,306,579    9.33%
 Dec-2001           0     195,265      56,182    1.97%    3,214,670    9.39%

          ____________ ___________ ___________
  Totals   13,711,973   2,883,213     784,253

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.